FIRST AMENDMENT TO TRUST AGREEMENT

THIS FIRST AMENDMENT dated as of April 24, 2002 (this “Amendment”), to the Trust Agreement, dated as of February 1, 1999 (the “Agreement”), and the Standard Terms to Trust Agreement (January 1997 Edition) (the “Standard Terms”) incorporated therein, among SAXON ASSET SECURITIES COMPANY, a Virginia corporation (the “Depositor”), SAXON MORTGAGE, INC., a Virginia corporation, as master servicer (the “Master Servicer”), and JPMORGAN CHASE BANK (formerly Chase Bank of Texas, National Association), a New York banking corporation, as trustee (the “Trustee”), and also in the capacities of Certificate Registrar and Paying Agent pursuant to the Trust Agreement.

PRELIMINARY STATEMENT

WHEREAS, the Depositor duly authorized the formation of a trust (the “Trust”) to issue a series of asset backed certificates with an aggregate initial Certificate Principal Balance of $509,056,000 to be known as the Saxon Asset Securities Trust 1999-1, Mortgage Loan Asset Backed Certificates, Series 1999-1 (the “Certificates”);

WHEREAS, the Certificates in the aggregate evidence the entire beneficial ownership in the Trust;

WHEREAS, the Depositor, Master Servicer and Trustee have agreed to amend the Trust Agreement, pursuant to Section 11.01(ii) of the Standard Terms as set forth herein and the holders of the Class C and Class R Certificates have consented to such amendment in writing;

WHEREAS, the Depositor has received a rating letter from each Rating Agency initially rating the Certificates, to the effect that this Amendment and the action contemplated hereby will  not result in the reduction, qualification or withdrawal of the ratings then assigned to the Certificates by such Rating Agency;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties hereinafter set forth, the Depositor, the Master Servicer and the Trustee agree as follows:

Section 1.01.  Standard Terms; Section References.

(a)

The Standard Terms as of the date hereof, as modified by Sections 1.01 and 1.02 of the Trust Agreement and Section 2.01 hereof, are and shall be a part of this Agreement to the same extent as if set forth herein in full.

(b)

Unless otherwise specified herein, all references in this Amendment to sections shall mean sections contained in this Amendment.

Section 1.02.  Defined Terms.

Capitalized terms used but not defined in this Amendment shall have the respective meanings assigned to them in Section 1.01 of the Standard Terms.  In addition, if a term defined in the Standard Terms is also defined herein, the definition herein shall control.

Section 2.01.

Amendment to Section 1.02.

Section 1.02 of the Trust Agreement is hereby amended by adding the definition of “Reserve Fund” to such section:

““Reserve Fund”:  The reserve fund established pursuant to Section 4.05(a) hereof.”

Section 2.02.

Amendment to Article IV.

Article IV of the Trust Agreement is hereby amended by adding the following Section 4.05:

“Section 4.05.

Reserve Fund.

(a)

On the date hereof, the Trustee shall establish and maintain in its name, as trustee, a segregated trust account (the “Reserve Fund”) to be held in trust for the benefit of the Certificateholders until disbursed pursuant to the terms of this Agreement.  On the date hereof, the Depositor shall cause to be deposited into the Reserve Fund an aggregate amount equal to $243,685.73 (the “Initial Reserve Fund Deposit”).  The Reserve Fund shall be an Eligible Account.  If the existing Reserve Fund ceases to be an Eligible Account, the Trustee shall establish a new Reserve Fund that is an Eligible Account within 20 Business Days and transfer all funds on deposit in such existing Reserve Fund into such new  Reserve Fund.  The Reserve Fund shall relate solely to the Certificates issued hereunder, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement.

(b)

On each Distribution Date prior to the final Distribution Date, the Trustee shall withdraw from the Reserve Fund an amount equal to the lesser of (i) the principal portion of all Realized Losses during the related Due Period and (ii) the amount on deposit in the Reserve Fund for such Distribution Date.  On the final Distribution Date, subject to earlier termination of the Reserve Fund pursuant to Section 4.05(f), the Trustee shall withdraw from the Reserve Fund an amount equal to the lesser of (i) the principal portion of all outstanding Unpaid Realized Loss Amounts and (ii) the amount remaining on deposit in the Reserve Fund.  Any such amounts shall be added to Liquidation Proceeds (and to Principal Funds) for the related Group for such Distribution Date; provided, however, that in the event that the amount on deposit in the Reserve Fund is less than the amount of the principal portion of all Realized Losses during the related due period (or, in the case of the final Distribution Date, the principal portion of all outstanding Unpaid Realized Loss Amounts), the amount withdrawn from the Reserve Fund shall be added to the Liquidation Proceeds of Group I and Group II pro rata according the principal portion of all Realized Losses (or, in the case of the final Distribution Date, the principal portion of all outstanding Unpaid Realized Loss Amounts) in each such Group.

(c)

The Trustee shall make withdrawals from the Reserve Fund only for the following purposes:

(i)

to make the withdrawal specified in paragraph (b) of this Section 4.05;

(ii)

to withdraw amounts deposited in the Reserve Fund in error; and

(iii)

to clear and terminate the Reserve Fund pursuant to Section 4.05(g).

(d)

The Trustee shall invest, or cause to be invested, at the direction of the Depositor, funds held in the Reserve Fund, which funds, if invested, shall be invested in Permitted Investments.  All such investments must be payable on demand or mature no later than the next Distribution Date, and shall not be sold or disposed of prior to their maturity.  All such Permitted Investments will be made in the name of the Trustee (in its capacity as such) or its nominee; provided, however, that the Trustee shall not be liable for any investment loss on such investment.  All income and gain realized from any such investment shall be paid to or on the order of the Depositor and shall be subject to its withdrawal on order from time to time.

(e)

For all federal income tax purposes, the Reserve Fund shall be treated as beneficially owned by the Depositor.

(f)

The Reserve Fund shall terminate upon the earlier to occur of:

(i)

The date on which the aggregate Unpaid Realized Loss Amounts have been reduced (when measured from the date hereof) by an amount equal to the amount of the Initial Reserve Fund Deposit;

(ii)

the Distribution Date on which the Reserve Fund balance is reduced to zero;

(iii)

the Optional Termination of the Trust pursuant to Section 5.04 hereof; or

(iv)

the final maturity date.

(g)

Upon termination of the Reserve Fund pursuant to Section 4.05(f), any amounts remaining on deposit in the Reserve Fund shall be paid to the Depositor.

(h)

The Reserve Fund shall be an asset of the Trust Fund, but not of any REMIC created under the Trust Agreement.”

Section 3.01.  Representations and Warranties.

On and as of the date hereof, each of the Depositor and the Master Servicer hereby confirms, reaffirms and restates the representations and warranties set forth in Sections 2.04 and Section 2.05 of the Standard Terms.

Section 3.02.

Corporate Power; Authorization.

Each of the Depositor and the Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Amendment to be consummated by it, has duly authorized the execution, delivery and performance of this Amendment, and has duly executed and delivered this Amendment.  This Amendment, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of each of the Depositor and the Master Servicer, enforceable against each party in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 3.03.

No Violation.

Each of the Depositor and the Master Servicer is not in violation of, and the execution and delivery of this Amendment by the Depositor and the Master Servicer and the performance by each party and compliance with the terms of this Amendment will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction, which violation would materially and adversely affect the condition (financial or otherwise) or operations of the Depositor and the Master Servicer or any of each party’s properties or materially and adversely affect the performance of any of each party’s duties hereunder.

Section 3.04.

No Actions; Proceedings.

There are no actions or proceedings against, or investigations of, the Depositor or the Master Servicer pending or, to the knowledge of the Depositor or the Master Servicer, threatened, before any court, administrative agency or other tribunal (A) that, if determined adversely, would prohibit each party from entering into this Amendment, (B) seeking to prevent the consummation of any of the transactions contemplated by this Amendment or (C) that, if determined adversely, would prohibit or materially and adversely affect the performance by the Depositor or the Master Servicer of any of such party’s obligations under, or the validity or enforceability of, this Amendment.

Section 4.01.

Recordation of Amendment; Counterparts.

To the extent permitted by applicable law, this Amendment is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Security Instruments are situated, and in any other appropriate public recording office or elsewhere, only if such recording is deemed necessary by an Opinion of Counsel (which shall not be an expense of the Master Servicer or the Trustee) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.  Neither the Trustee nor the Master Servicer shall be obligated to seek such recordation or Opinion of Counsel unless requested in writing to do so by a Certificateholder, Rating Agency or Certificate Insurer, in which case all legal fees and expenses related to such Opinion of Counsel shall be paid by such requesting Person.

For the purpose of facilitating the recordation of this Amendment as herein provided and for other purposes, this Amendment may be executed (by facsimile or otherwise) simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 4.02.

Governing Law.

THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 4.03.

Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions of this Amendment or of the Certificates or the rights of the Holders thereof.

Section 4.04.

Continuing Effect.

Except as expressly amended hereby, the Trust Agreement shall continue to be and shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the Depositor, the Master Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of April 24, 2002.

SAXON ASSET SECURITIES COMPANY

By:   /s/ Ernest G. Bretana

        Ernest G. Bretana, Vice President

SAXON MORTGAGE, INC.

        as Master Servicer

By:   /s/ Ernest G. Bretana

        Ernest G. Bretana, Vice President

JPMORGAN CHASE BANK

        as Trustee

By:   /s/ Diane E. Wallace

        Diane E. Wallace, Assist. Vice President

COUNTY OF HENRICO                             )

                                                                      ) ss.:

COMMONWEALTH OF VIRGINIA         )

The foregoing instrument was acknowledged before me on April 24, 2002, by Ernest G. Bretana, Vice President of Saxon Asset Securities Company, a Virginia corporation, on behalf of the corporation.

/s/ Joyce T. Collins

Notary Public

Embossed Hereon Is My

Commonwealth of Virginia Notary Public Seal

My Commission Expires September 30, 2002

JOYCE T. COLLINS

COUNTY OF HENRICO                             )

                                                                      ) ss.:

COMMONWEALTH OF VIRGINIA         )

The foregoing instrument was acknowledged before me on April 24, 2002, by Ernest G. Bretana, Vice President of Saxon Mortgage, Inc., a Virginia corporation, on behalf of the corporation.

/s/ Joyce T. Collins

Notary Public

Embossed Hereon Is My

Commonwealth of Virginia Notary Public Seal

My Commission Expires September 30, 2002

JOYCE T. COLLINS

COUNTY OF HENRICO                             )

                                                                      ) ss.:

COMMONWEALTH OF VIRGINIA         )

The foregoing instrument was acknowledged before me on April 24, 2002, by Diane E. Wallace, Assistant Vice President of JPMorgan Chase Bank, a New York banking corporation, on behalf of the bank.

/s/ Eboni D. Dawkins

Notary Public

EBONI D. DAWKINS

NOTARY PUBLIC, State of New York

No. 01DA6047968

    Qualified in New York County

Commission Expires September 18, 2002